Exhibit 99.1

For Release January 27, 2004—5:00 p.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WA

ADDS NEW MEMBERS TO BOARD OF DIRECTORS

Spokane, Washington, January 27, 2004 — Sterling Financial Corporation (NASDAQ: STSA) a leading community bank in the Pacific Northwest, today announced the appointment of Donald N. Bauhofer and William L. “Ike” Eisenhart to the Sterling Financial Corporation Board of Directors.

Mr. Bauhofer was a director at Klamath First Bancorp, Inc., a company with which Sterling merged on January 2, 2004.  Mr. Bauhofer is the Founder and President of the Pennbrook Company, a real estate development firm in Bend, Oregon.  In addition, he is Founder and Chief Executive Officer of Pennbrook Homes, Inc. and Praxis Medical Group; co-owner of Arrowood Development, LLC and co-owner and director of Pacific Education Corporation.

“Mr. Bauhofer’s knowledge and experience in the Klamath First markets will be a tremendous asset going forward,” said Chairman and Chief Executive Officer, Harold B. Gilkey. “Don has an extensive background in the real estate industry that will compliment the collective experience of our Board. We look forward to drawing upon his invaluable insight as we continue to grow our business in the Pacific Northwest.”

Ike Eisenhart currently serves as an independent financial advisor to privately held and publicly traded companies on investment banking matters. Previously, Eisenhart was a Managing Director at Dain Bosworth, Inc. in Seattle, WA, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, WA, and Vice President of Corporate Finance at Goldman, Sachs & Company in New York City.  Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle, and as a member of the board of directors of Jumbo Foods, Inc., a privately held business serving convenience stores in western states.  Mr. Eisenhart earned a Masters in Business from the University of Chicago and his undergraduate degree from Harvard College.  Mr. Eisenhart is currently co-chair of Harvard College Schools and Scholarship Committee of western Washington.

“The Sterling Financial Corporation Board will benefit greatly from Ike’s significant experience and insight into all aspects of financial and administrative management for public companies as well as from his strong banking background and relationships here in the Pacific Northwest,” said Harold Gilkey, Chairman and Chief Executive Officer of Sterling Financial Corporation.

“Sterling Financial has had tremendous success in refining its strategic focus and achieving significant gains in its financial results,” said Eisenhart. “The company is poised for continued strong growth in 2004 with an excellent market opportunity and a solid business model. I am excited about the opportunities that lie ahead for Sterling and I look forward to working with Harold and the rest of the Board to take advantage of those opportunities.”

Sterling Savings Bank, the community bank subsidiary of Sterling Financial Corporation also announced today the appointment of Kermit K. Houser and Dianne E. Spires to the Sterling Savings Bank Board of Directors, expanding the number of its Board members to ten.

Kermit K. Houser served as President and Chief Executive Officer of Klamath First Bancorp from November 2000 until the closing of the merger with Sterling. Prior to joining Klamath First, Mr. Houser was employed by Bank of America from 1983 to 2000 in various positions, including senior vice president and manager for commercial banking, executive vice president and senior credit officer and senior vice president and market executive for Bank of America’s South Valley commercial banking in Fresno, California.

“We are delighted to welcome Kermit to our Board of Directors,” said Bill Zuppe, Sterling Savings Bank Chairman and Chief Executive Officer. “He has a tremendous range of banking experience and brings a fresh perspective to the Bank’s Board. His leadership and management skills have been proven in a marketplace that is fiercely competitive.  I look forward to the valuable contributions he will make to the company.”

Dianne E. Spires is a Certified Public Accountant and Partner in the firm of Rusth, Spires & Menefee, LLP, located in Klamath Falls, Oregon.  Ms. Spires served on the Klamath First Bancorp board prior to the merger with Sterling.

“We are very pleased to welcome Diane to our Board of Directors,” said Mr. Zuppe. “Diane has an extensive background in accounting and finance that will compliment the collective experience of our Board. We look forward to drawing upon her invaluable insight as we continue to grow our business and create shareholder value,” he said.

Sterling Financial also today announced the resignations of Dr. Robert E. Meyers and David O. Wallace from the Sterling Financial Board of Directors.  Dr. Meyers and Mr.Wallace will retain their positions on the Sterling Savings Bank Board of Directors.  The company expressed its sincere appreciation to Dr. Meyers and Mr. Wallace for their contributions and support during the twenty years they served on Sterling’s Board of Directors.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank (“Sterling Savings”) is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities, through regional representatives throughout Sterling Saving’s branch network.  Sterling’s subsidiary Dime Service Corporation provides commercial and consumer insurance products through its offices in Montana.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and Klamath, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; and (ii) our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.